Exhibit 99.1

Boston Therapeutics Announces Clinical Study Safety Results with SUGARDOWN® at University of Sydney

SUGARDOWN®, a Functional Non-systemic Intestinal Dietary Supplement to
Reduce Postmeal Elevation of Blood Sugar

Manchester, NH (January 24, 2012) – Boston Therapeutics, Inc. (BTI), a developer of diabetes therapeutics, announced today the clinical trial results in healthy volunteers performed at the University of Sydney on SUGARDOWN®, a dietary supplement designed to reduce post-meal elevation of blood glucose.

"We have completed and summarized the clinical data from the study at the Sydney University Glycemic Index Research Service (SUGiRS), and worked with Dr. Jennie Brand-Miller who conducted the trial”, said David Platt, Ph.D., Chairman and CEO at Boston Therapeutics.  This study, which was co-sponsored by Hong Kong-based Advance Pharmaceutical Co. Ltd., has important endpoints that support our expectation that SUGARDOWN® can be a safe dietary supplement for the half billion people around the world who struggle with blood sugar management”.

SUGARDOWN®data were collected for postprandial blood sugar elevation with a 50g glucose challenge. In a randomized, crossover design study, SUGARDOWN® was tested at two doses in 10 healthy, non-smoking subjects (6 males, 4 females; ages 25.6-36.8; BMI=25.5-28.7).  After an overnight fast of at least 10 hours, subjects were randomized to one of three test meals.  Each jasmine rice-based meal was served to subjects in a fixed portion containing 50 grams of available carbohydrate (from 63 grams dry weight rice) and 250ml of plain water.  Each of the three test meals were consumed on two different visits by each subject, for a total of 6 test meals over 6 separate test sessions; no serious adverse effects were reported or observed during the study.  A total of eight blood samples were collected from each subject during a test session to measure both blood glucose and insulin levels.  Finger-prick blood samples were taken at time  -10, 0, 15, 30, 45, 60, 90 and 120 minutes, with time 0 corresponding to the start of rice consumption.  For each time point, plasma glucose and insulin concentrations were determined, and the incremental area under curve (AUC) for each test meal was calculated; parametric statistical tests (repeated-measures ANOVA and the Fisher PLSD test) were used to determine whether there were any significant differences among the plasma glucose and insulin AUC responses for each test meal.

The results of this study showed that the postprandial AUC for glucose and insulin were significantly lowered following consumption of SUGARDOWN® tablets prior to a high carbohydrate meal in a dose-dependent manner. This resulted in a 32% reduction in postprandial glucose and a 24% decrease in the postprandial insulin response compared to the rice consumed alone.   In summary, these study results demonstrate that SUGARDOWN® tablets, when used as a functional dietary supplement, can have a significant impact in reducing postprandial glucose and insulin responses.  Such a nutritional approach may be valuable in the management of glycemic excursions and could enhance the role of functional dietary supplements as part of a diabetes management plan.

About Sydney University GI Research Service (SUGiRS)
SUGiRS was established in 1995 by Dr Jennie Brand-Miller to provide a reliable commercial GI testing laboratory for the local and international food industry. Foods are tested in healthy volunteers according to standardized methods that have been validated with laboratories around the world for Insulin, satiety, hunger and other parameters to be assessed simultaneously. Dr. Brand-Miller is Professor of Human Nutrition at the University of Sydney and top authority in carbohydrates and the glycemic index, and their role in human health.  Her research interests focus on all aspects of carbohydrates including diabetes, insulin resistance, lactose intolerance and infant nutrition.  Her book about the low Glycemic Index diet, The New Glucose Revolution, is an international best-seller.  She has published 16 books and 220 journal articles.

About Glycemic Index
The glycemic index or GI is a measure of the effects of carbohydrates on blood sugar levels. Carbohydrates that break down quickly during digestion and release glucose rapidly into the bloodstream have a high GI; carbohydrates that break down more slowly, releasing glucose more gradually into the bloodstream, have a low GI. The concept was developed by Dr. David J. Jenkins and colleagues 1980–1981 at the University of Toronto in their research to find out which foods were best for people with diabetes.

About SUGARDOWN®
SUGARDOWN®, a non-systemic dietary supplement, is a complex carbohydrate-based chewable tablet to moderate post-meal blood glucose for those concerned about their blood glucose levels.  It is a proprietary polysaccharide designed to be taken before meals and works in the gastrointestinal system to block the action of carbohydrate-hydrolyzing enzymes which break down carbohydrates into simple sugars. SUGARDOWN® is commercially available at www.sugardown.com.

About Advance Pharmaceutical Company, Ltd.
Advance Pharmaceutical Company is a leading Hong Kong-based pharmaceutical company.  Advance Pharmaceutical Company currently sells over 400 types of licensed pharmaceutical products, consisting of prescription and over the counter products to local dispensaries, medicine shops, clinics and hospitals, as well as chain stores, such as 7-11, Wellcome, Park-N-Shop, Mannings and Watson’s. Outside of Hong Kong, Advance Pharmaceutical Company has been building and maintaining its marketing network in Macau since 1983 and has many years of experience in exporting and distributing pharmaceutical products to China. Currently, Advance Pharmaceutical Company’s products penetrate 90% of dispensaries and drug stores in Macau.  Additional information is available at http://www.apc.com.hk/aboutus.php

About Boston Therapeutics, Inc.
Boston Therapeutics, headquartered in Manchester, NH, is a leader in the field of glyco-pathology, a specialized field involving understanding the importance of carbohydrates in biochemistry and progression of diseases.  The Company's initial product pipeline is focused on developing and commercializing therapeutic molecules for diabetes:  PAZ320, a chewable therapeutic compound designed to reduce post-meal glucose excursion, SUGARDOWN®, a chewable complex carbohydrate-based dietary supplement designed to moderate post-meal blood glucose, and IPOXYNTM, a complex carbohydrate-based oxygen therapeutic administered intravenously for limb ischemia.  Earlier this year Boston Therapeutics petitioned the U.S. FDA to submit an Abbreviated New Drug Application (ANDA) for chewable Metformin.   The Company signed a licensing agreement with Hong Kong-based Advance Pharmaceuticals Co Ltd. to market SUGARDOWN® in China.  The Company’s drug candidate PAZ320 is currently in clinical trials at Dartmouth-Hitchcock Medical Center in N.H.
Additional information is available at www.bostonti.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements.

More information about those risks and uncertainties is contained and discussed in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

SUGARDOWN® and Ipoxyn™ are registered trademarks of Boston Therapeutics, Inc.

Investor Contact:
Ken Tassey, President
Boston Therapeutics, Inc.
978.886.0421
ken.tassey@bostonti.com
www.bostonti.com